UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2016

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4767 Nexus Centre Drive San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2016, Senomyx, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which the Company has the right to sell to LPC from time to time in its sole discretion up to $14,000,000 in shares of the Company’s common stock (“Common Stock”) over the next 24 months, subject to certain limitations and conditions set forth in the Purchase Agreement.

From time to time on any trading day we select, we have the right, in our sole discretion, subject to the conditions and limitations in the Purchase Agreement, to direct Lincoln Park to purchase up to 250,000 shares of our common stock (each such purchase, a “Regular Purchase”) over the 24-month term of the Purchase Agreement. The purchase price of shares of Common Stock pursuant to the Purchase Agreement will be based on the prevailing market price at the time of sale as set forth in the Purchase Agreement. There are no trading volume requirements or restrictions under the Purchase Agreement. Lincoln Park’s obligation under each Regular Purchase shall not exceed $2,000,000. There is no upper limit on the price per share that LPC must pay for our common stock under the Purchase Agreement, but in no event will shares be sold to Lincoln Park on a day our closing price is less than the floor price as set forth in the Purchase Agreement.

Both the amount and frequency of the Regular Purchases can be increased upon the mutual agreement of us and LPC. The Company will control the timing and amount of any sales of Common Stock to LPC. In addition, the Company may direct LPC to purchase additional amounts as accelerated purchases if on the date of a regular purchase the closing sale price of the Common Stock is not below $0.50.

The Company has agreed with LPC that we will not enter into any “variable rate” transactions with any third party from the date of the Purchase Agreement until the expiration of the 24-month period following the date of the Purchase Agreement, subject to certain exceptions.

The Purchase Agreement contains customary representations, warranties and agreements of the Company and LPC, limitations and conditions to completing future sale transactions, indemnification rights and other obligations of the parties. Actual sales of shares of Common Stock to LPC under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of the Common Stock and determinations by the Company as to other available and appropriate sources of funding for the Company.

We have the right to terminate the Purchase Agreement at any time, at no cost to us. As consideration for entering into the Purchase Agreement, we are issuing to LPC 294,118 shares of our common stock as Commitment Shares.

LPC does not have the right to terminate the Purchase Agreement upon any of the events of default as set forth in the Purchase Agreement; however, during an event of default, all of which are outside the control of LPC, shares of our common stock cannot be sold by us or purchased by LPC under the terms of the Purchase Agreement.

The offer and sale of the shares under the Purchase Agreement was made pursuant to the Company’s registration statement on Form S-3 (SEC File No. 333-197775), which was declared effective by the SEC on August 11, 2014, and pursuant to the prospectus supplement filed on December 22, 2016.

We intend to use the net proceeds from this offering to fund our research and development efforts, including for our natural programs, invest in our direct sales effort and for general corporate purposes, including working capital. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses, technologies or other intellectual property, although we have no present commitments or agreements to do so.

The foregoing description of the terms and conditions of the Purchase Agreement with Lincoln Park does not purport to be complete and is qualified in their entirety by the full text of the Purchase Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Company is filing the opinion of its counsel, Cooley LLP, relating to the legality of the shares of common stock offered and sold pursuant to the Purchase Agreement, as Exhibit 5.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
5.1	Opinion of Cooley LLP.

10.1	Purchase Agreement, dated as of December 21, 2016, by and between Senomyx, Inc. and Lincoln Park Capital Fund, LLC.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/s/ ANTONY ROGERS
Antony Rogers
Senior Vice President and Chief Financial Officer

Date: December 22, 2016

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Cooley LLP.

10.1	Purchase Agreement, dated as of December 21, 2016, by and between Senomyx, Inc. and Lincoln Park Capital Fund, LLC.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).